Exhibit 99.2

Gopher Protocol, Inc.,

and ECS Prepaid, LLC and Electronic Check Services, Inc.

Pro Forma Consolidated Financial Statements

(unaudited)

Gopher Protocol, Inc.,

and ECS Prepaid, LLC and Electronic Check Services, Inc.

Pro Forma Consolidated Balance Sheet

December 31, 2017

(unaudited)

ASSETS	Gopher	ECS Prepaid and	Pro forma		Pro forma
	Protocol	Electronic Check	Adjustments		Consolidated
	(historical)	(historical)

Current Assets:
Cash	$1,305,062	$42,613	$(175,000	)a	$1,172,675
Accounts receivable	41,947	774,888			816,835
Inventory	262,749				262,749
Prepaid expenses	—	106			106
Total current assets	1,609,758	817,607	(175,000)		2,252,365

Property and equipment, net	263,082	36,250	65,000	a	364,332
Intangible assets, net	6,666,667		1,050,000	a	7,716,667
Other assets	1,979				1,979
Goodwill	950,619		3,440,877	a	4,391,496
					—
Total assets	$9,492,105	$853,857	$4,380,877		$14,726,839

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,199,215	$715,569	$		$1,914,784
Due to Guardian LLC	1,350,262				1,350,262
Convertible notes payable, net of discount of $54,377	25,623				25,623
Derivative liability	95,164				95,164
Note payable			1,000,000	a	1,000,000
Total current liabilities	2,670,264	715,569	1,000,000		4,385,833

Convertible note payable, net of debt discount	—
Note payable	2,600,000	—	—		2,600,000
Total liabilities	5,270,264	715,569	1,000,000		6,985,833

Stockholders’ Equity
Series B Preferred stock	—				—
Series C Preferred stock	—				—
Series D Preferred stock	1				1
Series G Preferred stock	20				20
Common stock	2,582	38,576	(38,568	)a	2,590
Treasury stock	(643,059)				(643,059)
Additional paid in captial	19,243,959		3,519,157	a	22,763,116
Retained earnings (accumulated deficit)	(14,381,662)	99,712	(99,712	)a	(14,381,662)
Total stockholders’ equity	4,221,841	138,288	3,380,877		7,741,006
Total liabilities and stockholders’ equity	$9,492,105	$853,857	$4,380,877		$14,726,839

See accompanying footnotes to pro forma consolidated financial statements.

Gopher Protocol, Inc.,

and ECS Prepaid, LLC and Electronic Check Services, Inc.

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2017

	Gopher	ECS Prepaid and	Pro forma		Pro forma
	Protocol	Electronic Check	Adjustments		Consolidated
	(historical)	(historical)

Sales:
Sales	$9,012,354	$27,897,265	$		$36,909,619
Related party sales	180,000				180,000
Total sales	9,192,354	27,897,265	—		37,089,619

Cost of goods sold	8,651,804	27,042,816	—		35,694,620

Gross profit	540,550	854,449	—		1,394,999

Operating expenses:
General and administrative expenses	3,574,296	815,991	150,000	b	4,540,287
Marketing expenses	220,229				220,229
Acquisition costs	4,050,819				4,050,819
Total operating expenses	7,845,344	815,991	150,000		8,811,335

Loss from operations	(7,304,794)	38,458	(150,000)		(7,416,336)

Other income (expense):
Amortization of debt discount	(1,195,755)				(1,195,755)
Change in fair value of derivative liability	374,230				374,230
Interest expense and financing costs	(2,160,971)				(2,160,971)
Total other income (expense)	(2,982,496)	—	—		(2,982,496)

Loss before income taxes	(10,287,290)	38,458	(150,000)		(10,398,832)

Income tax expense	—				—

Net loss	$(10,287,290)	$38,458	$(150,000)		$(10,398,832)

Weighted average common shares outstanding:
Basic and diluted	46,256,807				47,006,807

Net loss per share:
Basic and diluted	$(0.22)	$			$(0.22)

See accompanying footnotes to pro forma consolidated financial statements.

Gopher Protocol, Inc.,

and ECS Prepaid, LLC and Electronic Check Services, Inc.

Notes to Pro Forma Consolidated Financial Statements

NOTE 1 - BASIS OF PRESENTATION

On March 16, 2018, Gopher Protocol, Inc. (the “Company”) entered into and closed an asset purchase agreement dated March 1, 2018 with ECS Prepaid LLC (“ECS”), a Missouri limited liability company, pursuant to which the Company purchased certain assets from ECS, including, but not limited to, the processing prepaid platform, servers, POS terminals, customer list, a processing software program and goodwill, in consideration of $1,100,000 of which $100,000 was paid on the closing date and the balance is to be paid pursuant to a secured promissory note in the amount of $1,000,000. In addition, the Company issued 500,000 shares of common stock of the Company and warrants to purchase 500,000 shares of common stock that are exercisable for a period of five years at a fixed exercise price of $1.85 per share.

On April 2, 2018, the Company entered into and closed an asset purchase agreement with Electronic Check Services Inc. (“Electronic Check”), a Missouri corporation, pursuant to which the Company purchased certain assets from Electronic Check, including, but not limited to, assets associated with software that validates written check authenticity, in consideration of $75,000 paid on the closing date. In addition, the Company issued 250,000 shares of common stock of the Company and warrants to purchase 250,000 shares of common stock. The warrants are exercisable for a period of five years at a fixed exercise price of $2.70 per share.

ECS and Electronic Check are owned by the same individual.

The accompanying pro forma consolidated balance sheet presents the accounts of Gopher, and ECS and Electronic Check as if the transactions occurred December 31, 2017. The accompanying pro forma consolidated statement of operations presents the accounts of Gopher, and ECS and Electronic Check for the year ended December 31, 2017 as if the transactions occurred on January 1, 2017.

The following adjustments would be required if the acquisition occurred as indicated above:

a)	To record the purchase price allocation and to eliminate the common stock and retained earnings of ECS and Electronic Check.

b)	To record amortization expense for the software purchased in the transactions.

The unaudited consolidated pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the company’s actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

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